UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2003

Frankfort Tower Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-8009	36-3060977
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6718 West Plank Road Peoria, Illinois		61604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (309) 697-4400

Item 3.        Bankruptcy or Receivership.

        As previously reported, Frankfort Tower Industries, Inc. (formerly known as ROHN Industries, Inc.) (the “Company”), a provider of infrastructure equipment to the telecommunications industry, and certain of its subsidiaries (with the Company, the “Debtors”), filed their respective voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Code”), in the United States Bankruptcy Court for the Southern District of Indiana (“Bankruptcy Court”). During the course of the proceedings, the Debtors have operated their businesses and managed their properties as debtors-in-possession.

Effective as of 11:58 p.m. e.s.t. on December 30, 2003, Horace Ward has resigned the positions of director, President and Chief Executive Officer of the Company. Also effective as of 11:58 p.m. e.s.t. on December 30, 2003, John Castle has resigned the position of Chief Financial Officer of the Company. Both men will continue to be employees of the Company, but will not act as directors or executive officers.

The Company and the other Debtors currently continue their operations for the sole purpose of the liquidation of any remaining assets of the Debtors for the benefit of their creditors. Once the remaining assets of the Debtors have been liquidated in an orderly fashion, the proceeds will be administered to the bankruptcy estate of the Debtors and applied to the claims and obligations of the Debtors pursuant to the Code. At this time, it is not anticipated that the Company’s shareholders will receive any recovery in the bankruptcy proceedings.

Item 5.        Other Events and Regulation FD Disclosure.

Effective as of 11:58 p.m. e.s.t. on December 30, 2003, Horace Ward has resigned the positions of director, President and Chief Executive Officer of the Company. Also effective as of 11:58 p.m. e.s.t. on December 30, 2003, John Castle has resigned the position of Chief Financial Officer of the Company. Both men will continue to be employees of the Company, but will not act as directors or executive officers.

Item 7.        Financial Statements and Exhibits.

        (a)        Not applicable.

        (b)        Not applicable.

        (c)        Not applicable.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2003	FRANKFORT TOWER INDUSTRIES, INC. By: /s/ John W. Castle John W. Castle Chief Financial Officer